Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2024

Financial Results

Hsinchu, Taiwan (January 12, 2024)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2024, ended November 30, 2023.

Revenue for the first quarter of fiscal 2024 increased to $1.6 million, compared to $1.5 million in the fourth quarter of fiscal 2023. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2024 decreased to $598 thousand, or $(0.12) per diluted share, compared to a net loss of $881 thousand, or $(0.18) per diluted share, in the fourth quarter of fiscal 2023.

GAAP gross margin for the first quarter of fiscal 2024 increased to 15%, compared to 3% for the fourth quarter of fiscal 2023. Operating margin for the first quarter of fiscal 2024 was negative 50%, compared with negative 73% for the fourth quarter of fiscal 2023. The Company’s cash and cash equivalents were $2.3 million at November 30, 2023, compared to $2.6 million at the end of the fourth quarter of fiscal 2023.

We expect revenue for the second quarter ending February 29, 2024 to be approximately $1.1 million +/- 10%.

The Chinese New Year (CNY) of 2024 will begin on February 3, 2024. Our office and factory in Chunan will be closed from February 3, 2024 until February 18, 2024 and will resume operations on Monday, February 19, 2024.

About SemiLEDs

SemiLEDs develops, manufactures, and sells LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the second quarter ending February 29, 2024, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,322	$2,572
Restricted cash and cash equivalents	80	78
Accounts receivable (including related parties), net	897	793
Inventories	3,895	4,022
Prepaid expenses and other current assets	145	129
Total current assets	7,339	7,594
Property, plant and equipment, net	3,172	3,233
Operating lease right of use assets	1,362	1,371
Intangible assets, net	100	97
Investments in unconsolidated entities	1,001	974
Other assets	186	186
TOTAL ASSETS	$13,160	$13,455
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,055	$5,042
Accounts payable	409	436
Accrued expenses and other current liabilities	2,895	2,711
Other payable to related parties	1,452	1,374
Operating lease liabilities, current portion	88	139
Total current liabilities	9,899	9,702
Long-term debt, excluding current installments	1,237	1,327
Operating lease liabilities, less current portion	1,274	1,232
Total liabilities	12,410	12,261
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	184,359	184,246
Accumulated other comprehensive income	3,588	3,550
Accumulated deficit	(187,243)	(186,645)
Total SemiLEDs stockholders’ equity	704	1,151
Noncontrolling interests	46	43
Total equity	750	1,194
TOTAL LIABILITIES AND EQUITY	$13,160	$13,455

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,2023	August 31, 2023
Revenues, net	$1,650	$1,453
Cost of revenues	1,405	1,412
Gross profit	245	41
Operating expenses:
Research and development	372	321
Selling, general and administrative	742	787
Gain on disposals of long-lived assets	(50)	—
Total operating expenses	1,064	1,108
Loss from operations	(819)	(1,067)
Other income (expenses):
Investment income	8	(1)
Interest expenses, net	(88)	(68)
Other income, net	259	288
Foreign currency transaction gain (loss), net	44	(32)
Total other income, net	223	187
Loss before income taxes	(596)	(880)
Income tax expense	—	—
Net loss	(596)	(880)
Less: Net income (loss) attributable to noncontrolling interests	2	1
Net loss attributable to SemiLEDs stockholders	$(598)	$(881)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.12)	$(0.18)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,885	4,903